EXHIBIT 16.1

Stan J.H. Lee, CPA

2160 North Central Rd., Suite 203, Fort Lee 07024

794 Broadway, Chula Vista, CA 91910

619-623-7799 – Fax 619-564-3408 – E-mail: stan2u@gmail.com

October 28, 2008

U.S. Securities and Exchange Commission

100 F Street NE

Washington D.C. 20549

Dear Sir/Madam:

We have read the statements set forth by Commerce Holdings, Inc. (formerly Lee Fine Arts, Inc., Inc.) (the “Company”) in Item 4.01 regarding the dismissal of Stan J.H. Lee, CPA as the Company’s independent auditors, which statements are being filed with the U.S. Securities and Exchange Commission in the Company’s current report on Form 8-K and we are in agreement with the statements contained therein.

Very truly yours,

s/Stan J.H. Lee

Stan J.H. Lee, CPA